Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Media Contacts:

Phyllis A. Knight	Colleen T. Bauman
Chief Financial Officer	Investor Relations
(248) 340-9090	(248) 340-7731

CHAMPION ENTERPRISES, INC. ANNOUNCES

THE SALE OF 22 RETAIL LOCATIONS FOR APPROXIMATELY $20 MILLION

Auburn Hills, Mich., April 5, 2005--Champion Enterprises, Inc. (NYSE: CHB), a leader in the factory-built housing industry, today announced that it has completed six separate transactions resulting in the divestiture of 22 sales centers in the Carolinas, Virginia, Texas and Louisiana for cash of approximately $20 million. An estimated $10 million of these proceeds were used to pay down related floor plan obligations. Remaining floor plan debt now totals less than $2 million. The company will record no significant gain or loss from these transactions. In all but six locations, which were home centers located in communities, long-term distribution agreements were entered into with the buyers. Additional details were not disclosed.

Champion’s President and Chief Executive Officer, William C. Griffiths, commented, “These sales are another milestone in our previously announced plan to completely exit our traditional retail operations, now consisting of 20 sales centers in ten states. Within the next six months we expect to divest these remaining locations with no material impact on results and while generating an estimated $17 million in cash.”

About Champion

Champion Enterprises, Inc., headquartered in Auburn Hills, Michigan, is one of the industry’s leading manufacturers and has produced over 1.6 million homes since the company was founded. Champion operates 29 homebuilding facilities in 14 states and two Canadian provinces and 18 non-traditional retail locations in California. Independent retailers, including approximately 850 Champion Home Center locations, and an estimated 500 builders and developers also sell Champion-built homes. Further information can be found at the company’s website, www.championhomes.net.

(more)

CHB/ 2

Forward looking statements

This news release contains certain statements, including statements regarding the company’s plans and expectations for the divestiture of its traditional retail operations, the impact on results of such divestitures and the generation of cash, each of which could be construed to be forward-looking statements within the meaning of the Securities and Exchange Act of 1934. These statements reflect the company’s views with respect to future plans, events and financial performance. The company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release. The company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward looking statements. These factors are discussed in the company’s most recently filed Form 10-K and other SEC filings, in each case under the section titled “Forward Looking Statements,” and those discussions regarding risk factors are incorporated herein by reference.

# # # # #